Exhibit 5.1

Robert M. Grace, Jr.
Vice President, General Counsel
And Secretary

August 15, 2007

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730

Re:	Registration Statement on Form S-1 Regarding 1,250,000 Shares of Common Stock Being Registered for Resale

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 1,250,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) on behalf of the selling stockholders named therein (the “Selling Stockholders”) who are the registered owners thereof or their transferees, which Shares I understand were issued by the Company to the Selling Stockholders in a private offering pursuant to Securities Purchase Agreements and a Registration Rights Agreement, each dated as of June 19, 2007 (the “Offering Documents”). All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

As counsel for the Company, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors that authorized the issuance and sale of the Shares pursuant to the Offering Documents. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

Based on the foregoing, I am of opinion that the issuance of the Shares has been duly authorized and that the Shares have been duly issued and are fully paid and nonassessable shares of Common Stock of the Corporation.

I wish to advise you that I am a member of the Bar of the State of New York. Accordingly, I express no opinion as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/  Robert M. Grace, Jr., ESQ.
Robert M. Grace, Jr., Esq.
Vice President, General Counsel and Secretary